Exhibit 17(u)
THE SIGNAL FUNDS
SIGNAL LARGE CAP GROWTH FUND
SIGNAL TAX-EXEMPT INCOME FUND
SIGNAL INCOME FUND
SIGNAL MONEY MARKET FUND
EACH AN INVESTMENT PORTFOLIO OF
THE COVENTRY GROUP
STATEMENT OF ADDITIONAL INFORMATION
August 1, 2006
This Statement of Additional Information is not a prospectus but should be read in conjunction with the prospectuses for the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund dated the same date as the date hereof (the “Prospectuses”), hereinafter referred to collectively as the “Funds” and singly, a “Fund”. The Funds are separate investment portfolios of The Coventry Group (the “Group”), an open-end management investment company. This Statement of Additional Information is incorporated in its entirety into the Prospectuses. Copies of the Prospectuses may be obtained by writing The Signal Funds, at 3435 Stelzer Road, Columbus, Ohio 43219, or by telephoning toll free 1-888-426-9709.

TABLE OF CONTENTS

INVESTMENT OBJECTIVES AND POLICIES	3
ADDITIONAL INFORMATION ON PORTFOLIO INSTRUMENTS	3
INVESTMENT RESTRICTIONS	11
PORTFOLIO TURNOVER	13
NET ASSET VALUE	13
ADDITIONAL PURCHASE AND REDEMPTION INFORMATION	15
MANAGEMENT OF THE GROUP	16
BOARD COMMITTEES	18
OWNERSHIP OF SECURITIES	18
INTERESTED TRUSTEES	18
INDEPENDENT TRUSTEES	18
INVESTMENT ADVISOR	20
CODE OF ETHICS	23
PORTFOLIO TRANSACTIONS	23
ADMINISTRATOR	25
DISTRIBUTOR	27
CUSTODIAN	28
TRANSFER AGENCY AND FUND ACCOUNTING SERVICES	29
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	29
LEGAL COUNSEL	29
ADDITIONAL INFORMATION	30
DESCRIPTION OF SHARES	30
VOTE OF A MAJORITY OF THE OUTSTANDING SHARES	31
ADDITIONAL TAX INFORMATION	31
PERFORMANCE CALCULATIONS	36
PERFORMANCE COMPARISONS	40
PRINCIPAL SHAREHOLDERS	40
PROXY VOTING	41
MISCELLANEOUS	42
FINANCIAL STATEMENTS	43

STATEMENT OF ADDITIONAL INFORMATION
THE COVENTRY GROUP
          The Coventry Group (the “Group”) is an open-end, diversified management investment company which currently offers its shares in separate series. This Statement of Additional Information deals with five of such portfolios, Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund. Much of the information contained in this Statement of Additional Information expands upon subjects discussed in the Prospectuses. Capitalized terms not defined herein are defined in the Prospectuses. No investment in Shares of a Fund should be made without first reading the Prospectuses.
INVESTMENT OBJECTIVES AND POLICIES
ADDITIONAL INFORMATION ON PORTFOLIO INSTRUMENTS
          The following policies supplement the investment objectives and policies of each Fund as set forth in the Prospectuses.
          Bank Obligations. Each of the Funds may invest in bank obligations such as bankers’ acceptances, certificates of deposit, and demand and time deposits.
          Bankers’ acceptances are negotiable drafts or bills of exchange typically drawn by an importer or exporter to pay for specific merchandise, which are “accepted” by a bank, meaning, in effect, that the bank unconditionally agrees to pay the face value of the instrument on maturity. Bankers’ acceptances invested in by the Funds will be those guaranteed by domestic and foreign banks having, at the time of investment, capital, surplus, and undivided profits in excess of $100,000,000 (as of the date of their most recently published financial statements).
          Certificates of deposit are negotiable certificates issued against funds deposited in a commercial bank or a savings and loan association for a definite period of time and earning a specified return. Certificates of deposit and demand and time deposits will be those of domestic banks and savings and loan associations, if (a) at the time of investment the depository institution has capital, surplus, and undivided profits in excess of $100,000,000 (as of the date of its most recently published financial statements), or (b) the principal amount of the instrument is insured in full by the Federal Deposit Insurance Corporation.
          Commercial Paper. Commercial paper consists of unsecured promissory notes issued by corporations. Issues of commercial paper normally have maturities of less than nine months and fixed rates of return.
          The Funds may purchase commercial paper consisting of issues rated at the time of purchase by one or more appropriate nationally recognized statistical rating organizations (“NRSRO”) (e.g., Standard & Poor’s Corporation and Moody’s Investors Service, Inc.) in one of

the two highest rating categories for short-term debt obligations. The Funds may also invest in commercial paper that is not rated but that is determined by the Advisor or the applicable Sub-Advisor, as the case may be, to be of comparable quality to instruments that are so rated by an NRSRO that is neither controlling, controlled by, or under common control with the issuer of, or any issuer, guarantor, or provider of credit support for, the instruments.
          Variable Amount Master Demand Notes. Variable amount master demand notes are unsecured demand notes that permit the indebtedness thereunder to vary and provide for periodic adjustments in the interest rate according to the terms of the instrument. Because master demand notes are direct lending arrangements between a Fund and the issuer, they are not normally traded. Although there is no secondary market in the notes, a Fund may demand payment of principal and accrued interest at any time within 30 days. While such notes are not typically rated by credit rating agencies, issuers of variable amount master demand notes (which are normally manufacturing, retail, financial and other business concerns), must satisfy, for purchase by a Fund, the same criteria as set forth above for commercial paper for each Fund. The Advisor will consider the earning power, cash flow, and other liquidity ratios of the issuers of such notes and will continuously monitor their financial status and ability to meet payment on demand. In determining average weighted portfolio maturity, a variable amount master demand note will be deemed to have a maturity equal to the longer of the period of time remaining until the next interest rate adjustment or the period of time remaining until the principal amount can be recovered from the issuer through demand.
          Foreign Investment. Investments in securities issued by foreign issuers, including American Depositary Receipts (“ADRs”) and European Depositary Receipts (“EDRs”), may subject the Funds to investment risks that differ in some respects from those related to investment in obligations of U.S. domestic issuers or in U.S. securities markets. Such risks include future adverse political and economic developments, possible seizure, nationalization, or expropriation of foreign investments, less stringent disclosure requirements, the possible establishment of exchange controls or taxation at the source, or the adoption of other foreign governmental restrictions. A Fund will acquire such securities only when the Advisor or the applicable Sub-Advisor, as the case may be, believes the risks associated with such investments are minimal.
          U.S. Government Obligations. Each fund may invest in obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities. Obligations of certain agencies and instrumentalities of the U.S. Government are supported by the full faith and credit of the U.S. Treasury; others are supported by the right of the issuer to borrow from the Treasury; others are supported by the discretionary authority of the U.S. Government to purchase the agency’s obligations; and still others are supported only by the credit of the instrumentality. No assurance can be given that the U.S. Government would provide financial support to U.S. Government-sponsored agencies or instrumentalities if it is not obligated to do so by law.
          Variable and Floating Rate Securities. The Funds may acquire variable and floating rate securities, subject to each Fund’s investment objectives, policies and restrictions. A variable rate security is one whose terms provide for the adjustment of its interest rate on set dates and which, upon such adjustment, can reasonably be expected to have a market value that approximates its par value. A floating rate security is one whose terms provide for the adjustment of its interest rate whenever a specified interest rate changes and which, at any time, can reasonably be expected to have a market value that approximates its par value. Such securities are frequently not rated by credit rating agencies; however, unrated variable and floating rate securities purchased by a Fund will be determined by the Advisor to be of comparable quality at the time of purchase to rated instruments eligible for purchase under such Fund’s investment policies. In making such determinations, the Advisor will consider the earning power, cash flow and other liquidity ratios of the issuers of such notes (such issuers include financial, merchandising, bank holding and other companies) and will continuously monitor their financial condition. Although there may be no active secondary market with respect to a particular variable or floating rate security purchased by a Fund, the Fund may resell the security at any time to a third party. The absence of an active secondary market, however, could make it difficult for a Fund to dispose of a variable or floating rate security in the event the issuer of the security defaulted on its payment obligations and the Fund could, as a result or for other reasons, suffer a loss to the extent of the default. To the extent that there exists no readily available market for such security and the Fund is not entitled to receive the principal amount of a note within seven days, such a security will be treated as an illiquid security for purposes of calculation of such Fund’s limitation on investments in illiquid securities, as set forth in the Fund’s investment restrictions. Variable or floating rate securities may be secured by bank letters of credit.
          Restricted Securities. Securities in which the Funds may invest include securities issued by corporations without registration under the Securities Act of 1933, as amended (the “1933 Act”), such as securities issued in reliance on the so-called “private placement” exemption from registration which is afforded by Section 4(2) of the 1933 Act (“Section 4(2) securities”). Section 4(2) securities are restricted as to disposition under the Federal securities laws, and generally are sold to institutional investors such as the Funds who agree that they are purchasing the securities for investment and not with a view to public distribution. Any resale must also generally be made in an exempt transaction. Section 4(2) securities are normally resold to other institutional investors through or with the assistance of the issuer or investment dealers who make a market in such Section 4(2) securities, thus providing liquidity. Any such restricted securities will be considered to be illiquid for purposes of a Fund’s limitations on investments in illiquid securities unless, pursuant to procedures adopted by the Board of Trustees of the Group, the Advisor or Sub-Advisor, as the case may be, has determined such securities to be liquid because such securities are eligible for resale under Rule 144A under the 1933 Act and are readily saleable.
          Options Trading. Each Fund may purchase and write (sell) put and call options. A put option gives the purchaser the right to sell the underlying security at the stated exercise price at any time prior to the expiration date of the option, regardless of the market price of the security. A call option gives the purchaser of the option the right to buy, and a writer has the obligation to sell, the underlying security at the stated exercise price at any time prior to the expiration of the option, regardless of the market price of the security. The premium paid to the writer is consideration for undertaking the obligations under the option contract. Put and call options purchased by the Funds will be valued at the last sale price, or in the absence of such a price, at the mean between bid and asked price.
          When a Fund writes a call option, an amount equal to the net premium (the premium less the commission) received by the Fund is included in the liability section of the Fund’s statement of assets and liabilities as a deferred credit. The amount of the deferred credit will be subsequently marked-to-market to reflect the current value of the option written. The current value of the traded option is the last sale price or, in the absence of a sale, the mean between bid and asked price. If an option expires on the stipulated expiration date or if the Fund enters into a closing purchase transaction, it will realize a gain (or a loss if the cost of a closing purchase transaction exceeds the net premium received when the option is sold) and the deferred credit related to such option will be eliminated. If a call option is exercised, the Fund may deliver the underlying security in the open market. In either event, the proceeds of the sale will be increased by the net premium originally received and the Fund will realize a gain or loss.
          Each Fund may also purchase or sell (write) index options. Index options (or options on securities indices) are similar in many respects to options on securities except that an index option gives the holder the right to receive, upon exercise, cash instead of securities, if the closing level of the securities index upon which the option is based is greater than, in the case of a call, or less than, in the case of a put, the exercise price of the option.
          Futures Contracts. Each of the Funds may enter into futures contracts. This investment technique is designed primarily to hedge against anticipated future changes in market conditions which otherwise might adversely affect the value of securities which a Fund holds or intends to purchase. For example, when interest rates are expected to rise or market values of portfolio securities are expected to fall, a Fund can seek through the sale of futures contracts to offset a decline in the value of its portfolio securities. When interest rates are expected to fall or market values are expected to rise, a Fund, through the purchase of such contracts, can attempt to secure better rates or prices for the Fund than might later be available in the market when it effects anticipated purchases.
          The acquisition of put and call options on futures contracts will, respectively, give a Fund the right (but not the obligation), for a specified price, to sell or to purchase the underlying futures contract, upon exercise of the option, at any time during the option period.
          Futures transactions involve brokerage costs and require a Fund to segregate liquid assets, such as cash, U.S. Government securities or other liquid securities, to cover its performance under such contracts. A Fund may lose the expected benefit of futures transactions if interest rates, securities prices or foreign exchange rates move in an unanticipated manner. Such unanticipated changes may also result in poorer overall performance than if the Fund had not entered into any futures transactions. In addition, the value of a Fund’s futures positions may not prove to be perfectly or even highly correlated with the value of its portfolio securities, limiting the Fund’s ability to hedge effectively against interest rate and/or market risk and giving rise to additional risks. There is no assurance of liquidity in the secondary market for purposes of closing out futures positions.
          A Fund will not enter into any futures contracts and related options for purposes other than bona fide hedging transactions within the meaning of Commodity Futures Trading Commission (“CFTC”) regulations if such non-hedging positions would exceed the limitations established in CFTC regulations. Currently, non-hedging transactions are subject to either of two alternative limitations. Under one alternative, the aggregate initial margin and premiums required to establish non-hedging positions in futures contracts and options may not exceed 5% of the fair market value of a Fund’s net assets (after taking into account unrealized profits and unrealized losses on any such contracts). Under the other alternative, which has been established by the CFTC on a temporary basis, the aggregate net notional value of non-hedging futures contracts and related options may not exceed the liquidation value of a Fund’s portfolio (after taking into account unrealized profits and unrealized losses on any such contracts). A Fund will not engage in transactions in financial futures contracts or options thereon for speculation, but only to attempt to hedge against changes in market conditions affecting the values of securities which such Fund holds or intends to purchase.
          When-Issued Securities. The Funds may purchase securities on a “when-issued” basis (i.e., for delivery beyond the normal settlement date at a stated price and yield). When a Fund agrees to purchase securities on a “when-issued” basis, the Fund’s custodian will set aside cash or liquid portfolio securities equal to the amount of the commitment in a separate account.
          Normally, the Fund’s custodian will set aside portfolio securities to satisfy the purchase commitment, and in such a case, the Fund may be required subsequently to place additional assets in the separate account in order to assure that the value of the account remains equal to the amount of the Fund’s commitment. It may be expected that a Fund’s net assets will fluctuate to a greater degree when it sets aside portfolio securities to cover such purchase commitments than when it sets aside cash. In addition, because the Fund will set aside cash or liquid portfolio securities to satisfy its purchase commitments in the manner described above, such Fund’s liquidity and the ability of the Advisor to manage it might be affected in the event its commitments to purchase “when-issued” securities ever exceeded 25% of the value of its total assets. Under normal market conditions, however, a Fund’s commitment to purchase “when-issued” or “delayed-delivery” securities will not exceed 25% of the value of its total assets.
          When a Fund engages in “when-issued” transactions, it relies on the seller to consummate the trade. Failure of the seller to do so may result in the Fund’s incurring a loss or missing the opportunity to obtain a price considered to be advantageous. A Fund will engage in “when-issued” delivery transactions only for the purpose of acquiring portfolio securities consistent with such Fund’s investment objectives and policies and not for investment leverage.
          Mortgage-related Securities. The Funds may, consistent with their investment objective and policies, invest in mortgage-related securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities or issued by non-governmental entities. Mortgage-related securities, for purposes of the Prospectus and this Statement of Additional Information, represent pools of mortgage loans assembled for sale to investors by various governmental agencies such as the Government National Mortgage Association and government-related organizations such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, as well as by non-governmental issuers such as commercial banks, savings and loan institutions, mortgage bankers and private mortgage insurance companies. Although certain mortgage-related securities are guaranteed by a third party or otherwise similarly secured, the market value of the security, which may fluctuate, is not so secured. If a Fund purchases a mortgage-related security at a premium, that portion may be lost if there is a decline in the market value of the security whether resulting from changes in interest rates or prepayments in the underlying mortgage collateral. As with other interest-bearing securities, the prices of such securities are inversely affected by changes in interest rates. However, though the value of a mortgage-related security may decline when interest rates rise, the converse is not necessarily true, since in periods of declining interest rates the mortgages underlying the securities are prone to prepayment, thereby shortening the average life of the security and shortening the period of time over which income at the higher rate is received. Conversely, when interest rates are rising, the rate of prepayment tends to decrease, thereby lengthening the average life of the security and lengthening the period of time over which income at the lower rate is received. For these and other reasons, a mortgage-related security’s average maturity may be shortened or lengthened as a result of interest rate fluctuations and, therefore, it is not possible to predict accurately the security’s return to a Fund. In addition, regular payments received in respect of mortgage-related securities include both interest and principal. No assurance can be given as to the return a Fund will receive when these amounts are reinvested.
          A Fund may also invest in mortgage-related securities which are collateralized mortgage obligations structured on pools of mortgage pass-through certificates or mortgage loans. Mortgage-related securities will be purchased only if rated in the three highest bond rating categories assigned by one or more appropriate NRSROs, or, if unrated, which the Advisor deems to be of comparable quality.
          There are a number of important differences among the agencies and instrumentalities of the U.S. Government that issue mortgage-related securities and among the securities that they issue. Mortgage-related securities issued by the Government National Mortgage Association (“GNMA”) include GNMA Mortgage Pass-Through Certificates (also known as “Ginnie Maes”) which are guaranteed as to the timely payment of principal and interest by GNMA and such guarantee is backed by the full faith and credit of the United States. GNMA is a wholly-owned U.S. Government corporation within the Department of Housing and Urban Development. GNMA certificates also are supported by the authority of GNMA to borrow funds from the U.S. Treasury to make payments under its guarantee. Mortgage-related securities issued by the Federal National Mortgage Association (“FNMA”) include FNMA Guaranteed Mortgage Pass-Through Certificates (also known as “Fannie Maes”) which are solely the obligations of the FNMA and are not backed by or entitled to the full faith and credit of the United States. FNMA is a government-sponsored organization owned entirely by private stockholders. Fannie Maes are guaranteed as to timely payment of the principal and interest by FNMA. Mortgage-related securities issued by the Federal Home Loan Mortgage Corporation (“FHLMC”) include FHLMC

Mortgage Participation Certificates (also known as “Freddie Macs” or “PCs”). FHLMC is a corporate instrumentality of the United States, created pursuant to an Act of Congress, which is owned entirely by Federal Home Loan Banks. Freddie Macs are not guaranteed by the United States or by any Federal Home Loan Banks and do not constitute a debt or obligation of the United States or of any Federal Home Loan Bank. Freddie Macs entitle the holder to timely payment of interest, which is guaranteed by FHLMC. FHLMC guarantees either ultimate collection or timely payment of all principal payments on the underlying mortgage loans. When FHLMC does not guarantee timely payment of principal, FHLMC may remit the amount due on account of its guarantee of ultimate payment of principal at any time after default on an underlying mortgage, but in no event later than one year after it becomes payable.
          Municipal Securities. Municipal Securities include debt obligations issued by governmental entities to obtain funds for various public purposes, such as the construction of a wide range of public facilities, the refunding of outstanding obligations, the payment of general operating expenses, and the extension of loans to other public institutions and facilities. Private activity bonds that are issued by or on behalf of public authorities to finance various privately-operated facilities are included within the term Municipal Securities if the interest paid thereon is exempt from federal individual income taxes and is not treated as a preference item for purposes of the federal alternative minimum tax.
          Other types of Municipal Securities include short-term General Obligation Notes, Tax Anticipation Notes, Bond Anticipation Notes, Revenue Anticipation Notes, Tax-Exempt Commercial Paper, Project Notes, Construction Loan Notes and other forms of short-term tax-exempt loans. Such instruments are issued with a short-term maturity in anticipation of the receipt of tax funds, the proceeds of bond placements or other revenues.
          Project Notes are issued by a state or local housing agency and are sold by the Department of Housing and Urban Development. While the issuing agency has the primary obligation with respect to its Project Notes, they are also secured by the full faith and credit of the United States through agreements with the issuing authority which provide that, if required, the federal government will lend the issuer an amount equal to the principal of and interest on the Project Notes.
          The two principal classifications of Municipal Securities consist of “general obligation” and “revenue” issues. The Funds may also acquire “moral obligations” issues, which are normally issued by special purpose authorities. There are, of course, variations in the quality of Municipal Securities, both within a particular classification and between classifications, and the yields on Municipal Securities depend upon a variety of factors, including general money market conditions, the financial condition of the issuer, general conditions of the municipal bond market, the size of a particular offering, the maturity of the obligation and the rating of the issue. The ratings of NRSROs represent their opinions as to the quality of Municipal Securities. It should be emphasized, however, that ratings are general and are not absolute standards of quality, and securities with the same maturity, interest rate and rating may have different yields, while securities of the same maturity and interest rate with different ratings may have the same yield.

          Subsequent to purchase, an issue of municipal Securities may cease to be rated or its rating may be reduced below the minimum rating required for purchase by a Fund. The Advisor will consider such an event in determining whether the Fund should continue to hold the obligation.
          An issuer’s obligations for Municipal Securities are subject to the provisions of bankruptcy, insolvency, and other laws affecting the rights and remedies of creditors, such as the federal bankruptcy code, and laws, if any, which may be enacted by Congress or state legislatures extending the time for payment of principal or interest, or both, or imposing other constraints upon the enforcement of such obligations or upon the ability of municipalities to levy taxes. The power or ability of an issuer to meet its obligations for the payment of interest on and principal of its Municipal Securities may be materially adversely affected by litigation or other conditions.
          Repurchase Agreements. Securities held by each of the Funds may be subject to repurchase agreements. Under the terms of a repurchase agreement, a Fund would acquire securities from banks and registered broker-dealers which the Advisor or the applicable Sub-Advisor, as the case may be, deems creditworthy under guidelines approved by the Group’s Board of Trustees, subject to the seller’s agreement to repurchase such securities at a mutually agreed-upon date and price. The repurchase price would generally equal the price paid by the Fund plus interest negotiated on the basis of current short-term rates, which may be more or less than the rate on the underlying portfolio securities. The seller under a repurchase agreement will be required to maintain continually the value of collateral held pursuant to the agreement at not less than the repurchase price (including accrued interest). This requirement will be continually monitored by the Advisor. If the seller were to default on its repurchase obligation or become insolvent, the Fund holding such obligation would suffer a loss to the extent that the proceeds from a sale of the underlying portfolio securities were less than the repurchase price under the agreement, or to the extent that the disposition of such securities by the Fund were delayed pending court action. Additionally, there is no controlling legal precedent confirming that a Fund would be entitled, as against a claim by such seller or its receiver or trustee in bankruptcy, to retain the underlying securities, although the Board of Trustees of the Group believes that, under the regular procedures normally in effect for custody of a Fund’s securities subject to repurchase agreements and under federal laws, a court of competent jurisdiction would rule in favor of the Group if presented with the question. Securities subject to repurchase agreements will be held by that Fund’s custodian or another qualified custodian or in the Federal Reserve/Treasury book-entry system. Repurchase agreements are considered to be loans by a Fund under the 1940 Act.
          Reverse Repurchase Agreements. Each of the Funds may borrow funds by entering into reverse repurchase agreements in accordance with that Fund’s investment restrictions. Pursuant to such agreements, a Fund would sell portfolio securities to financial institutions such as banks and broker-dealers, and agree to repurchase the securities at a mutually agreed-upon date and price. Each Fund intends to enter into reverse repurchase agreements only to avoid otherwise selling securities during unfavorable market conditions to meet redemptions. At the time a Fund enters into a reverse repurchase agreement, it will place in a segregated custodial account assets such as U.S. Government securities or other liquid securities consistent with the Fund’s investment restrictions having a value equal to the repurchase price (including accrued interest), and will subsequently continually monitor the account to ensure that such equivalent value is maintained at all times. Reverse repurchase agreements involve the risk that the market value of the securities sold by a Fund may decline below the price at which a Fund is obligated to repurchase the securities. Reverse repurchase agreements are considered to be borrowings by a Fund under the 1940 Act.
          Securities of Other Investment Companies. Each Fund may invest in securities issued by other investment companies. Each Fund currently intends to limit its investments so that, as determined immediately after a securities purchase is made: (a) not more than 5% of the value of its total assets will be invested in the securities of any one investment company; (b) not more than 10% of the value of its total assets will be invested in the aggregate in securities of investment companies as a group; and (c) not more than 3% of the outstanding voting stock of any one investment company will be owned by such Fund, except as such securities may be acquired as part of a merger, consolidation or acquisition of assets and further, except as may be permitted by Section 12 (d) of the 1940 Act or except as may be permitted by the Securities and Exchange Commission. As a shareholder of another investment company, a Fund would bear, along with other shareholders, its pro rata portion of that company’s expenses, including advisory fees. These expenses would be in addition to the advisory and other expenses that such Fund bears directly in connection with its own operations.
INVESTMENT RESTRICTIONS
          Each Fund’s investment objective is a non-fundamental policy and may be changed without a vote of the holders of a majority of such Fund’s outstanding Shares. The following investment restrictions may be changed with respect to a particular Fund only by a vote of the majority of the outstanding Shares of that Fund (as defined under “ADDITIONAL INFORMATION — Vote of a Majority of the Outstanding Shares”).
          Each of the Funds may not:
          1.          Purchase securities of any one issuer, other than obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities and repurchase agreements secured by such obligations, if, immediately after such purchase, more than 5% of such Fund’s total assets would be invested in such issuer or such Fund would hold more than 10% of the outstanding voting securities of such issuer, except that up to 25% of a Fund’s total assets may be invested without regard to such limitations. There is no limit to the percentage of assets that may be invested in U.S. Treasury bills, notes, or other obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities or repurchase agreements secured by such obligations.
          2.          Purchase any securities which would cause more than 25% of such Fund’s total assets at the time of purchase to be invested in securities of one or more issuers conducting their principal business activities in the same industry; provided that (a) there is no limitation with respect to obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities and repurchase agreements secured by such obligations; (b) wholly owned finance companies will be considered to be in the industries of their parents if their activities are primarily related to financing the activities of their parents; and (c) utilities will be divided according to their services. For example, gas, gas transmission, electric and gas, electric, and telephone will each be considered a separate industry.
          3.          Borrow money or issue senior securities except as and to the extent permitted by the 1940 Act or any rule, order or interpretation thereunder;
          4.          Make loans, except that each Fund may purchase or hold debt instruments and lend portfolio securities in accordance with its investment objective and policies, make time deposits with financial institutions, and enter into repurchase agreements;
          5.          Purchase securities on margin, except for use of short-term credit necessary for clearance of purchases of portfolio securities and except as may be necessary to make margin payments in connection with derivative securities transactions;
          6.          Underwrite the securities issued by other persons, except to the extent that the Fund may be deemed to be an underwriter under certain securities laws in the disposition of “restricted securities;”
          7.          Purchase or sell real estate (although investments in marketable securities of companies engaged in such activities and securities secured by real estate or interests therein are not prohibited by this restriction); and
          8.          Purchase or sell commodities or commodities contracts, except to the extent disclosed in the current Prospectus of the Fund.
          If any percentage restriction or requirement described above is satisfied at the time of investment, a later increase or decrease in such percentage resulting from a change in asset value will not constitute a violation of such restriction or requirement. However, should a change in net asset value or other external events cause a Fund’s investments in illiquid securities, repurchase agreements with maturities in excess of seven days and other instruments in such Fund which are not readily marketable to exceed the limit set forth in such Fund’s Prospectus for its investment in illiquid securities, the Fund will act to cause the aggregate amount of such securities to come within such limit as soon as reasonably practicable. In such an event, however, such Fund would not be required to liquidate any portfolio securities where the Fund would suffer a loss on the sale of such securities.
          The following fundamental investment restriction is applicable to the Tax-Exempt Income Fund only:

The Tax-Exempt Income Fund must invest, under normal circumstances, at least 80% of the value of its assets in investments the income from which is exempt from federal income tax.
PORTFOLIO TURNOVER
          The portfolio turnover rate for each of the Funds is calculated by dividing the lesser of a Fund’s purchases or sales of portfolio securities for the year by the monthly average value of the portfolio securities. The calculation excludes all securities whose remaining maturities at the time of acquisition were one year or less.
          The portfolio turnover rate may vary greatly from year to year as well as within a particular year, and may also be affected by cash requirements for redemptions of Shares. High portfolio turnover rates will generally result in higher transaction costs, including brokerage commissions, to a Fund and may result in additional tax consequences to a Fund’s Shareholders. Portfolio turnover will not be a limiting factor in making investment decisions.
NET ASSET VALUE
          As indicated in the Prospectuses, the net asset value of each Fund is determined and the Shares of each Fund are priced as of the Valuation Time on each Business Day of that Fund. A “Business Day” of a Fund is a day on which the New York Stock Exchange is open for trading, the Federal Reserve Bank of Chicago is open for business and any other day (other than a day on which no Shares of that Fund are tendered for redemption and no order to purchase any Shares of that Fund is received) during which there is sufficient trading in portfolio instruments that such Fund’s net asset value per share might be materially affected. The New York Stock Exchange will not open in observance of the following holidays: New Year’s Day, Martin Luther King, Jr.’s Day, President’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving, and Christmas. The Funds do not expect to determine the net asset value of their shares on any day when the Exchange is not open for trading, even if there is sufficient trading in portfolio securities on such days to materially affect the net asset value per share.
          Portfolio securities for which market quotations are readily available are valued based upon their current available bid prices in the principal market (closing sales prices if the principal market is an exchange) in which such securities are normally traded. Unlisted securities for which market quotations are readily available will be valued at the current quoted bid prices. Other securities and assets for which quotations are not readily available, including restricted securities and securities purchased in private transactions, are valued at their fair value in the Advisor’s best judgment under procedures established by, and under the supervision of, the Group’s Board of Trustees.
          Among the factors that will be considered, if they apply, in valuing portfolio securities held by a Fund are the existence of restrictions upon the sale of the security by the Fund, the absence of a market for the security, the extent of any discount in acquiring the security, the estimated time during which the security will not be freely marketable, the expenses of registering or otherwise qualifying the security for public sale, underwriting commissions if underwriting would be required to effect a sale, the current yields on comparable securities for debt obligations traded independently of any equity equivalent, changes in the financial condition and prospects of the issuer, and any other factors affecting fair value. In making valuations, opinions of counsel may be relied upon as to whether or not securities are restricted securities and as to the legal requirements for public sale.
          The Group may use a pricing service to value certain portfolio securities where the prices provided are believed to reflect the fair market value of such securities. A pricing service would normally consider such factors as yield, risk, quality, maturity, type of issue, trading characteristics, special circumstances and other factors it deems relevant in determining valuations of normal institutional trading units of debt securities and would not rely exclusively on quoted prices. Certain instruments, for which pricing services used for the Funds do not provide prices, may be valued by the Group using methodologies similar to those used by pricing services, where such methodologies are believed to reflect fair value of the subject security. The methods used by the pricing service and the Group and the valuations so established will be reviewed by the Group under the general supervision of the Group’s Board of Trustees. Several pricing services are available, one or more of which may be used by the Advisor from time to time.
Valuation of the Money Market Fund
          The Money Market Fund has elected to use the amortized cost method of valuation pursuant to Rule 2a-7 under the 1940 Act. This involves valuing an instrument at its cost initially and thereafter assuming a constant amortization to maturity of any discount or premium, regardless of the impact of fluctuating interest rates on the market value of the instrument. This method may result in periods during which value, as determined by amortized cost, is higher or lower than the price the Fund would receive if it sold the instrument. The value of securities in the Money Market Fund can be expected to vary inversely with changes in prevailing interest rates.
          Pursuant to Rule 2a-7, the Money Market Fund will maintain a dollar-weighted average portfolio maturity appropriate to the Fund’s objective of maintaining a stable net asset value per share, provided that the Funds will not purchase securities with a remaining maturity of more than 397 days (thirteen months) (securities subject to repurchase agreements may bear longer maturities) nor maintain a dollar-weighted average portfolio maturity which exceeds 90 days. The Group’s Board of Trustees has established procedures reasonably designed, taking into account current market conditions and the investment objective of the Fund, to stabilize the net asset value per share of the Fund for purposes of sales and redemptions at $1.00. These procedures include review by the Trustees, at such intervals as they deem appropriate, to determine the extent, if any, to which the net asset value per Share of the Fund calculated by using available market quotations deviates from $1.00 per Share. In the event such deviation exceeds one-half of one percent, Rule 2a-7 requires that the Board of Trustees promptly consider what action, if any, should be initiated. If the Trustees believe that the extent of any deviation from the Fund’s $1.00 amortized cost price per Share may result in material dilution or other unfair results to new or existing investors, they will take such steps as they consider appropriate to eliminate or reduce, to the extent reasonably practicable, any such dilution or unfair results. These steps may include selling portfolio instruments prior to maturity, shortening the average portfolio maturity, withholding or reducing dividends, reducing the number of the Fund’s outstanding Shares without monetary consideration, or utilizing a net asset value per share determined by using available market quotations.
Valuation of the Variable NAV Funds
          Investments in securities for which market quotations are readily available are valued based upon their current available prices in the principal market in which such securities are normally traded. Unlisted securities for which market quotations are readily available are valued at such market value. Securities and other assets for which quotations are not readily available are valued at their fair value as determined in good faith under consistently applied procedures established by and under the general supervision of the Trustees of the Group. Short-term securities (i.e., with maturities of 60 days or less) are valued at either amortized cost or original cost plus accrued interest, which approximates current value.
ADDITIONAL PURCHASE AND REDEMPTION INFORMATION
          Shares of each of the Funds are sold on a continuous basis by BISYS, and BISYS has agreed to use appropriate efforts to solicit all purchase orders. In addition to purchasing Shares directly from BISYS Fund Services Limited Partnership (“BISYS”), Shares may be purchased through procedures established by BISYS in connection with the requirements of accounts at the Advisor or the Advisor’s affiliated entities (collectively, “Entities”). Customers purchasing Shares of the Funds may include officers, directors, or employees of the Advisor or the Entities.
          The Group may suspend the right of redemption or postpone the date of payment for Shares during any period when (a) trading on the New York Stock Exchange (the “NYSE”) is restricted by applicable rules and regulations of the Commission, (b) the NYSE is closed for other than customary weekend and holiday closings, (c) the Commission has by order permitted such suspension, or (d) an emergency exists as a result of which (i) disposal by the Group of securities owned by it is not reasonably practical, or (ii) it is not reasonably practical for the Group to determine the fair value of its net assets.

MANAGEMENT OF THE GROUP
Trustees and Officers
          Overall responsibility for management of the Group rests with its Board of Trustees. The Trustees elect the officers of the Group to supervise actively its day-to-day operations.
          The names of the Trustees and officers of the Group, their addresses, ages and principal occupations during the past five years are provided in the tables below. Trustees that are deemed “interested persons,” as defined in the 1940 Act, are listed as “Interested Trustees” in the table. Trustees who are not interested persons are referred to as Independent Trustees.
          INTERESTED TRUSTEES*

TERM OF
OFFICE**
		AND	PRINCIPAL	NUMBER OF FUNDS	OTHER
	POSITION(S)	LENGTH OF	OCCUPATION(S)	IN FUND COMPLEX	DIRECTORSHIPS
NAME, ADDRESS	HELD WITH	TIME	DURING PAST	OVERSEEN BY	HELD BY
AND AGE	THE FUNDS	SERVED	FIVE YEARS	TRUSTEE***	TRUSTEE
Walter B. Grimm 3435 Stelzer Road Columbus, Ohio 43219 Age: 61	Trustee	Since 1996.	Retired. From June 1992 to December 2005, employee of BISYS Fund Services.	22	American Performance Funds; Legacy Funds Group; Performance Funds Trust; The Coventry Funds Trust

*
Mr. Grimm is considered to be an “interested person” of the Group as defined in the 1940 Act due to his previous employment with BISYS Fund Services, the Funds’ distributor and administrator. Mr. Grimm ceased to be an employee of BISYS Fund Services effective after December 31, 2005.

          INDEPENDENT TRUSTEES

				NUMBER OF
		TERM OF	PRINCIPAL	FUNDS IN FUND	OTHER
	POSITION(S)	OFFICE** AND	OCCUPATION(S)	COMPLEX***	DIRECTORSHIPS
NAME, ADDRESS	HELD WITH	LENGTH OF	DURING PAST	OVERSEEN BY	HELD BY
AND AGE	THE FUNDS	TIME SERVED	FIVE YEARS	TRUSTEE	TRUSTEE
Diane E. Armstrong 3435 Stelzer Road Columbus, Ohio 43219 Age: 42	Trustee	Since 2004.	From August 2003 to present, Principal of King, Dodson Armstrong Financial Advisors, Inc.; from April 2000 to August 2003, Director of Financial Planning, Hamilton Capital Management.	22	The Coventry Funds Trust
Maurice G. Stark 3435 Stelzer Road Columbus, Ohio 43219 Age: 70	Trustee	Since 1992.	Retired.	22	The Coventry Funds Trust

				NUMBER OF
		TERM OF	PRINCIPAL	FUNDS IN FUND	OTHER
	POSITION(S)	OFFICE** AND	OCCUPATION(S)	COMPLEX***	DIRECTORSHIPS
NAME, ADDRESS	HELD WITH	LENGTH OF	DURING PAST	OVERSEEN BY	HELD BY
AND AGE	THE FUNDS	TIME SERVED	FIVE YEARS	TRUSTEE	TRUSTEE
Michael M. Van Buskirk 3435 Stelzer Road Columbus, Ohio 43219 Age: 59	Trustee and Chairman of the Board	Since 1992.	From June 1991 to present, employee of and current Chief Executive Officer of The Ohio Bankers Association (trade association).	22	The Coventry Funds Trust
James H. Woodward 3435 Stelzer Road Columbus, Ohio 43219 Age: 66	Trustee	Since 2006.	Retired. From July 1989 to June 2005, Chancellor, University of North Carolina at Charlotte.	22	The Coventry Funds Trust

**	Trustees hold their position until their resignation or removal.

***	The “Fund Complex” consists of the Group and The Coventry Funds Trust.
          OFFICERS WHO ARE NOT TRUSTEES

TERM OF OFFICE*
	POSITION(S) HELD	AND LENGTH OF	PRINCIPAL OCCUPATION(S) DURING
NAME, ADDRESS AND AGE	WITH THE FUNDS	TIME SERVED	PAST FIVE YEARS
R. Jeffrey Young 3435 Stelzer Road Columbus, Ohio 43219 Age: 41	President	Since 2003.	From October 1993 to present, employee of BISYS Fund Services
Aaron J. Masek 3435 Stelzer Road Columbus, Ohio 43219 Age: 32	Treasurer	Since 2006.	From March 1997 to present, employee of BISYS Fund Services.
Timothy Bresnahan 3435 Stelzer Road Columbus, Ohio 43219 Age: 37	Secretary	Since 2005.	From February 2005 to present, employee of BISYS Fund Services; from March 2004 to February 2005, associate of the law firm of Greenberg Traurig, P.A.; from October 2003 to March 2004, employee of Deutsche Bank Asset Management, Inc.; from September 2001 to February 2003, associate of the law firm of Goodwin Procter, LLP
Alaina V. Metz 3435 Stelzer Road Columbus, Ohio 43219 Age: 38	Assistant Secretary	Since 1995.	From June 1995 to present, employee of BISYS Fund Services.
George L. Stevens 3435 Stelzer Road Columbus, Ohio 43219 Age: 55	Chief Compliance Officer	Since 2004.	From September 1996 to present, employee of BISYS Fund Services.

*	Officers hold their positions until a successor has been duly elected and qualified.

BOARD COMMITTEES
          The Board has an Audit Committee, Nominating Committee and Valuation Committee. The Audit Committee oversees the Group’s accounting and financial reporting policies and practices and oversees the quality and objectivity of the Group’s financial statements and the independent audit thereof. The members of the Audit Committee, which met twice during the last fiscal year, include all of the Board’s independent trustees: Maurice G. Stark, Michael M. Van Buskirk, Diane E. Armstrong and James H. Woodward. The Nominating Committee, also comprised of all of the independent trustees, evaluates the qualifications of candidates and makes nominations for independent trustee membership on the Board. The Nominating Committee does not consider nominees recommended by shareholders. During the last fiscal year, the Nominating Committee held one meeting. The purpose of the Valuation Committee, which is comprised of at least two Trustees at all times, one of whom must be an Independent Trustee, is to oversee the implementation of the Group’s valuation procedures and to make fair value determinations on behalf of the Board as specified in the valuation procedures. The Valuation Committee meets quarterly.
OWNERSHIP OF SECURITIES
          As of the date of this Statement of Additional Information, the Group’s Trustees and officers, as a group, owned less than 1% of each Fund’s outstanding Shares. For the year ended December 31, 2005, the dollar range of equity securities owned beneficially by each Trustee in the Funds and in any registered investment companies overseen by the Trustee within the same family of investment companies as the Funds is as follows:
INTERESTED TRUSTEES

AGGREGATE DOLLAR RANGE OF
EQUITY SECURITIES IN ALL
REGISTERED INVESTMENT
	DOLLAR RANGE OF	COMPANIES OVERSEEN BY
	EQUITY SECURITIES	TRUSTEE IN FAMILY OF
NAME OF TRUSTEE	IN THE FUNDS	INVESTMENT COMPANIES
Walter B. Grimm	$0	$0

INDEPENDENT TRUSTEES

		AGGREGATE DOLLAR RANGE OF
		EQUITY SECURITIES IN ALL
		REGISTERED INVESTMENT
	DOLLAR RANGE OF	COMPANIES OVERSEEN BY
	EQUITY SECURITIES	TRUSTEE IN FAMILY OF
NAME OF TRUSTEE	IN THE FUNDS	INVESTMENT COMPANIES
Diane E. Armstrong	$0	$0
Maurice G. Stark	$0	$10,000 — $50,000

		AGGREGATE DOLLAR RANGE OF
		EQUITY SECURITIES IN ALL
		REGISTERED INVESTMENT
	DOLLAR RANGE OF	COMPANIES OVERSEEN BY
	EQUITY SECURITIES	TRUSTEE IN FAMILY OF
NAME OF TRUSTEE	IN THE FUNDS	INVESTMENT COMPANIES
Michael M. Van Buskirk	$0	$50,000 — $100,000
James H. Woodward	$0	$0

          The Officers of the Group (other than the Chief Compliance Officer) receive no compensation directly from the Group for performing the duties of their offices. BISYS Fund Services may receive fees pursuant to the Distribution and Shareholder Services Plan. BISYS Fund Services Ohio, Inc. (“BISYS”) receives fees from the Funds for acting as administrator and transfer agent and for providing certain fund accounting services. Messrs. Young, Masek, Bresnahan and Stevens and Ms. Metz are employees of BISYS.
          Trustees of the Group not affiliated with BISYS or BISYS Fund Services receive from the Group, effective as of April 1, 2006, the following fees: a quarterly retainer fee of $2,000 per quarter; a regular meeting fee of $3,000 per meeting; a special in-person meeting fee of $1,000; a telephonic meeting fee of $500; an Audit Committee fee of $1,000 per meeting; and a $500 per meeting fee for all other committee meetings. Trustees are also reimbursed for all out-of-pocket expenses relating to attendance at such meetings. Trustees who are affiliated with BISYS or BISYS Fund Services do not receive compensation from the Group.
          For the fiscal year ended March 31, 2006 the Trustees received the following compensation from the Group and from certain other investment companies (if applicable) that have the same investment advisor as the Funds or an investment advisor that is an affiliated person of the Group’s investment advisor:

				TOTAL
		PENSION OR		COMPENSATION
		RETIREMENT		FROM THE
		BENEFITS	ESTIMATED	FUND AND FUND
	AGGREGATE	ACCRUED AS	ANNUAL	COMPLEX PAID
	COMPENSATION	PART OF FUNDS	BENEFITS UPON	TO THE
NAME OF TRUSTEE	FROM THE FUNDS	EXPENSES	RETIREMENT	TRUSTEES
Diane E. Armstrong	$4,747	$0	$0	$16,000
Walter B. Grimm*	$1,187	$0	$0	$4,172
Maurice G. Stark	$4,747	$0	$0	$16,000
Michael M. Van Buskirk	$4,462	$0	$0	$15,000
James H. Woodward**	$1,351	$0	$0	$4,750
R. Jeffrey Young***	$0	$0	$0	$0

*	Mr. Grimm ceased to be employed by BISYS Fund Services effective after December 31, 2005.

**	Mr. Woodward was elected as a Trustee effective as of February 21, 2006.

***	Mr. Young resigned as a Trustee effective as of December 8, 2005.

INVESTMENT ADVISOR
          Investment advisory services are provided to the Funds by Signal Capital Management, Inc. (the “Advisor”), pursuant to an Investment Advisory Agreement dated as of July 1, 2002. The Advisor is a wholly owned subsidiary of Old National Trust Company, which is a subsidiary corporation of Old National Bancorp, the largest multi-bank holding company headquartered in Indiana.
          Under the terms of the Investment Advisory Agreement, the Advisor has agreed to provide, either directly or through one or more sub-advisors, investment advisory services as described in the Prospectuses of the Funds. For the services provided and expenses assumed pursuant to the Investment Advisory Agreement, each Fund pays the Advisor a fee, computed daily and paid monthly, at the following annual rates: (1) for the Large Cap Growth Fund, seventy-five one-hundredths of one percent (0.75%) of such Fund’s average daily net assets; (2) for both the Income Fund and the Tax-Exempt Income Fund, fifty one-hundredths of one percent (0.50%) of each such Fund’s average daily net assets; and (3) for the Money Market Fund, ten one-hundredths of one percent (0.10%) of the Money Marker Fund’s average daily net assets. The Advisor may from time to time voluntarily reduce all or a portion of its advisory fee with respect to a Fund.
          Investment advisory fees earned by the Advisor for services to the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund for the fiscal year ended March 31, 2004 totaled $259,999, $97,649, $318,542 and $85,029, respectively. Investment advisory fees earned by the Advisor for services to the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund for the fiscal year ended March 31, 2005 totaled $256,873, $93,161, $392,724 and $83,764, respectively. Investment advisory fees earned by the Advisor for services to the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund for the fiscal year ended March 31, 2006 totaled $318,586, $111,073 $490,711 and $95,651, respectively.
          For the fiscal year ended March 31, 2004, the Advisor waived advisory fees in the amounts of $69,332, $96,072, $159,274 and $42,511 for the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund, respectively. For the fiscal year ended March 31, 2005, the Advisor waived advisory fees in the amounts of $68,501, $93,161, $196,360 and $41,885 for the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund, respectively. For the fiscal year ended March 31, 2006, the Advisor waived advisory fees in the amounts of $84,957, $96,258 $245,356 and $47,827 for the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund, respectively.
          Unless sooner terminated, the Investment Advisory Agreement will continue in effect until February 28, 2007, and year to year thereafter for successive annual periods if, as to each Fund, such continuance is approved at least annually by the Group’s Board of Trustees or by vote of a majority of the outstanding Shares of the relevant Fund and a majority of the Trustees who are not parties to the Investment Advisory Agreement or interested persons (as defined in the 1940 Act) of any party to the Investment Advisory Agreement by votes cast in person at a meeting called for such purpose. The Investment Advisory Agreement is terminable as to a Fund at any time on 60 days’ written notice without penalty by the Trustees, by vote of a majority of the outstanding Shares of that Fund, or by the Advisor. The Investment Advisory Agreement also terminates automatically in the event of any assignment, as defined in the 1940 Act.
          The Investment Advisory Agreement provides that the Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of the Investment Advisory Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Advisor in the performance of its duties, or from reckless disregard by the Advisor of its duties and obligations thereunder.
          Mercantile Capital Advisors, Inc. (the “Sub-Advisor”) provides sub-investment advisory services to the Money Market Fund pursuant to a Sub-Advisory Agreement dated as of July 1, 2002 (the “Sub-Advisory Agreement”). The terms and conditions of the Sub-Advisory Agreement are substantially identical to those of the Investment Advisory Agreement. For the services provided to the Money Market Fund pursuant to the Sub-Advisory Agreement, the Advisor pays the Sub-Advisor a fee computed daily and paid monthly, at the annual rate of five one-hundredths of one percent (0.05%) of the Fund’s first $100 million in net assets and four one-hundredths of one percent (0.04%) of the Fund’s net assets in excess of $100 million.
          For the fiscal year ended March 31, 2004, the Advisor paid the Sub-Advisor $42,518 for its services to the Signal Money Market Fund. For the fiscal year ended March 31, 2005, the Advisor paid the Sub-Advisor $41,879 for its services to the Signal Money Market Fund. For the fiscal year ended March 31, 2006, the Advisor paid the Sub-Advisor $47,824 for its services to the Signal Money Market Fund.
          The Advisor is also party to a Sub-Administration Agreement with respect to the Funds pursuant to which the Advisor is entitled to receive up to 0.05% of each Fund’s average daily net assets (0.10% in the case of the Money Market Fund) in connection with certain administrative services that are provided to the Funds by the Advisor. For the period from July 1, 2005 (effective date of the Sub-Administration Agreement) through March 31, 2006, the Advisor earned sub-administration fees in the amounts of $15,945, $8,234, $36,258 and $69,816 for the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund, respectively.
          The Advisor has licensed the name “Signal Funds” to the Funds on a royalty-free basis, and the Advisor has reserved to itself the right to grant the non-exclusive right to use the name “Signal Funds” to any other person. At such time as the Investment Advisory Agreement is no longer in effect, the Advisor may require the Funds to cease using the name “Signal Funds.”

PORTFOLIO MANAGER INFORMATION
Stephen Keck and Mark Cremonie serve as co-Portfolio Managers for the Large Cap Growth Fund and Charlotte Weems, John Claybon and David Franklin serve as co-Portfolio Managers for the Income Fund and the Tax-Exempt Income Fund. The following table lists the number and types of other accounts managed by each individual and assets under management in those accounts as of March 31, 2006:

	Other		Other				Total
	Registered	Assets	Pooled	Assets		Assets	Assets
	Investment	Managed	Investment	Managed		Managed	Managed
Portfolio	Company	($	Vehicle	($	Other	($	($
Manager	Accounts	millions)	Accounts	millions)	Accounts	millions)	millions)
Stephen Keck	0	n/a	0	n/a	0	n/a	$0
Mark Cremonie	0	n/a	0	n/a	0	n/a	$0
Charlotte Weems	0	n/a	0	n/a	0	n/a	$0
John Claybon	0	n/a	0	n/a	0	n/a	$0
David Franklin	0	n/a	0	n/a	0	n/a	$0

Portfolio managers at the Adviser may manage accounts for multiple clients. Portfolio managers at the Adviser make investment decisions for each account based on the investment objectives and policies and other relevant investment considerations applicable to that portfolio. The management of multiple accounts may result in a portfolio manager devoting unequal time and attention to the management of each account. Even where multiple accounts are managed by the same portfolio manager within the same investment discipline, however, the Adviser may take action with respect to one account that may differ from the timing or nature of action taken, with respect to another account. Accordingly, the performance of each account managed by a portfolio manager will vary.
The compensation of the portfolio managers varies with the general success of the Adviser as a firm and its affiliates. Each portfolio manager’s compensation consists of a fixed annual salary, plus additional remuneration based on the overall performance of the Adviser and its affiliates for the given time period. The portfolio managers’ compensation is not linked to any specific factors, such as a Fund’s performance or asset level.

The Adviser has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, which it believes address the potential conflicts associated with managing multiple accounts for multiple clients.
The dollar range of equity securities beneficially owned by the Funds’ portfolio managers in the Funds they manage as of March 31, 2006 is as follows:

		Dollar Range of Equity Securities Beneficially
Portfolio Manager	Fund	Owned
Stephen Keck	Large Cap Growth Fund	$0
Mark Cremonie	Large Cap Growth Fund	$0
Charlotte Weems	Income Fund	$0
Charlotte Weems	Tax-Exempt Income Fund	$0
John Claybon	Income Fund	$0
John Claybon	Tax-Exempt Income Fund	$0
David Franklin	Income Fund	$0
David Franklin	Tax-Exempt Income Fund	$0

CODE OF ETHICS
          The Group, the Advisor, the Sub-Advisor and the Distributor have each adopted a Code of Ethics, pursuant to Rule 17j-1 under the Investment Company Act of 1940, applicable to securities trading practices of their respective personnel. Each Code permits covered personnel to trade in securities in which a Fund may invest, subject to certain restrictions and reporting requirements.
PORTFOLIO TRANSACTIONS
          Pursuant to the Investment Advisory Agreement with respect to each Fund, the Advisor determines, subject to the general supervision of the Board of Trustees of the Group and in accordance with each such Fund’s investment objective and restrictions, which securities are to be purchased and sold by a Fund, and which brokers are to be eligible to execute such Fund’s portfolio transactions.
          Purchases and sales of portfolio securities with respect to the Income Funds usually are principal transactions in which portfolio securities are normally purchased directly from the issuer or from an underwriter or market maker for the securities. Purchases from underwriters of portfolio securities generally include a commission or concession paid by the issuer to the underwriter, and purchases from dealers serving as market makers may include the spread between the bid and asked price.
          Transactions on stock exchanges involve the payment of negotiated brokerage commissions. Transactions in the over-the-counter market are generally principal transactions with dealers. With respect to the over-the-counter market, the Group, where possible, will deal directly with dealers who make a market in the securities involved except in those circumstances where better price and execution are available elsewhere.
          Allocation of transactions, including their frequency, to various brokers and dealers is determined by the Advisor in its best judgment and in a manner deemed fair and reasonable to Shareholders. The primary consideration is prompt execution of orders in an effective manner at the most favorable price. Subject to this consideration, brokers and dealers who provide supplemental investment research to the Advisor may receive orders for transactions on behalf of the Funds. The Advisor is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing each such Fund’s brokerage transactions which is in excess of the amount of commission another broker would have charged for effecting that transaction if, but only if, the Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of that particular transaction or in terms of all of the accounts over which it exercises investment discretion. Any such research and other statistical and factual information provided by brokers to a Fund or to the Advisor is considered to be in addition to and not in lieu of services required to be performed by the Advisor under its agreement regarding management of the Fund. The cost, value and specific application of such information are indeterminable and hence are not practicably allocable among the Funds and other clients of the Advisor who may indirectly benefit from the availability of such information. Similarly, the Funds may indirectly benefit from information made available as a result of transactions effected for such other clients.
          Under the Investment Advisory Agreement the Advisor is permitted to pay higher brokerage commissions for brokerage and research services in accordance with Section 28 (e) of the Securities Exchange Act of 1934. In the event the Advisor does follow such a practice, it will do so on a basis which is fair and equitable to the Group and the Funds.
          While the Advisor generally seeks competitive commissions, the Group may not necessarily pay the lowest commission available on each brokerage transaction, for reasons discussed above.
          Except as otherwise disclosed to the Shareholders of the Funds and as permitted by applicable laws, rules and regulations, the Group will not, on behalf of the Funds, execute portfolio transactions through, acquire portfolio securities issued by, make savings deposits in, or enter into repurchase or reverse repurchase agreements with the Advisor, BISYS, or their affiliates, and will not give preference to the Advisor’s correspondents with respect to such transactions, securities, savings deposits, repurchase agreements, and reverse repurchase agreements.

          Investment decisions for each Fund are made independently from those for the other Funds, other funds of the Group or any other investment company or account managed by the Advisor. Any such other fund, investment company or account may also invest in the same securities as the Group on behalf of the Funds. When a purchase or sale of the same security is made at substantially the same time on behalf of a Fund and another fund of the Group, investment company or account, the transaction will be averaged as to price and available investments will be allocated as to amount in a manner which the Advisor believes to be equitable to the Fund and such other fund, investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by a Fund or the size of the position obtained by a Fund. To the extent permitted by law, the Advisor may aggregate the securities to be sold or purchased for a Fund with those to be sold or purchased for the other Funds or for other investment companies or accounts in order to obtain best execution. As provided by the Investment Advisory Agreement, in making investment recommendations for the Funds, the Advisor will not inquire or take into consideration whether an issuer of securities proposed for purchase or sale by the Group is a customer of the Advisor, any of its parents or subsidiaries or affiliates and, in dealing with its customers, the Advisor, its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of such customers are held by the Funds or any other fund of the Group.
          For the fiscal year ended March 31, 2004, the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund paid brokerage commissions of $37,976, $0, $0 and $0 respectively, none of which commissions were paid to any affiliate of the Funds or the Advisors. For the fiscal year ended March 31, 2005, the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund paid brokerage commissions of $26,145, $0, $0, and $0, respectively, none of which commissions were paid to any affiliate of the Funds or the Advisors. For the fiscal year ended March 31, 2006, the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund paid brokerage commissions of $39,217, $0, $0 and $0, respectively, none of which commissions were paid to any affiliate of the Funds or the Advisors.
ADMINISTRATOR
          BISYS Ohio serves as administrator (the “Administrator”) to the Funds pursuant to a Management and Administration Agreement dated as of July 1, 2002, as amended effective as of July 1, 2005 (the “Administration Agreement”). The Administrator assists in supervising all operations of each Fund (other than those performed by the Advisor under the Investment Advisory Agreement, by The Huntington National Bank under the Custody Agreement and by BISYS Ohio under the Transfer Agency Agreement and Fund Accounting Agreement). The Administrator is a broker-dealer registered with the Commission, and is a member of the National Association of Securities Dealers, Inc. The Administrator provides financial services to institutional clients.

          Under the Administration Agreement, the Administrator has agreed to maintain office facilities; furnish statistical and research data, clerical, certain bookkeeping services and stationery and office supplies; prepare the periodic reports to the Commission on Form N-SAR or any replacement forms therefor; compile data for, assist the Group or its designee in the preparation of, and file all of the Funds’ federal and state tax returns and required tax filings other than those required to be made by the Funds’ custodian and Transfer Agent; prepare compliance filings pursuant to state securities laws with the advice of the Group’s counsel; assist to the extent requested by the Group with the Group’s preparation of its Annual and Semi-Annual Reports to Shareholders and its Registration Statement (on Form N-1A or any replacement therefor); compile data for, prepare and file timely Notices to the Commission required pursuant to Rule 24f-2 under the 1940 Act; keep and maintain the financial accounts and records of each Fund, including calculation of daily expense accruals; and generally assist in all aspects of the Funds’ operations other than those performed by the Advisor under the Investment Advisory Agreement, by The Huntington National Bank under the Custody Agreement and by BISYS Ohio, Inc. under the Transfer Agency and Fund Accounting Agreements. Under the Administration Agreement, the Administrator may delegate all or any part of its responsibilities thereunder.
          Effective as of July 1, 2005, the Administrator receives a fee from each Fund for its services as Administrator and expenses assumed pursuant to the Administration Agreement that is calculated daily and paid periodically at an annual rate equal to fourteen one-hundredths of one percent (0.14%) of each Fund’s average daily net assets.
          For the fiscal year ended March 31, 2004, the Administrator earned administrative fees from the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund of $69,332, $39,059, $127,416 and $212,585, respectively. For the fiscal year ended March 31, 2005, the Administrator earned administrative fees from the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund of $68,501, $37,265, $157,091 and $209,414, respectively. For the fiscal year ended March 31, 2006, the Administrator earned administrative fees from the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund of $65,781, $34,525, $152,670 and $162,242, respectively.
          Unless sooner terminated as provided therein, the Administration Agreement’s term is renewed automatically for successive one-year terms, unless written notice not to renew is given by the non-renewing party to the other party. The Administration Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties to the Administration Agreement and for cause (as defined in the Administration Agreement) by the party alleging cause, on not less than 60 days’ notice by the Group’s Board of Trustees or by the Administrator.
          The Administration Agreement provides that the Administrator shall not be liable for any error of judgment or mistake of law or any loss suffered by any Fund in connection with the matters to which the Administration Agreement relates, except a loss resulting from willful misfeasance, bad faith, or negligence in the performance of its duties, or from the reckless disregard by the Administrator of its obligations and duties thereunder.
DISTRIBUTOR
          BISYS serves as agent for each of the Funds in the distribution of its Shares pursuant to a Distribution Agreement dated as of June 14, 2005 (the “Distribution Agreement”). Unless otherwise terminated, the Distribution Agreement will continue in effect for successive annual periods if, as to each Fund, such continuance is approved at least annually by (i) by the Group’s Board of Trustees or by the vote of a majority of the outstanding shares of that Fund, and (ii) by the vote of a majority of the Trustees of the Group who are not parties to the Distribution Agreement or interested persons (as defined in the 1940 Act) of any party to the Distribution Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Distribution Agreement may be terminated in the event of any assignment, as defined in the 1940 Act.
          In its capacity as Distributor, BISYS enters into selling agreements with intermediaries that solicit orders for the sale of Shares, advertises and pays the costs of advertising, office space and the personnel involved in such activities. BISYS receives annual compensation of $18,750 under the Distribution Agreement with the Group. BISYS has entered into a Distribution Services Agreement with the Adviser in connection with BISYS’ services as distributor of the Funds pursuant to which the Adviser undertakes to BISYS amounts owed to BISYS under the terms of the Distribution Agreement to the extent that the Funds are not otherwise authorized to make such payments.
          The Group has adopted a Service and Distribution Plan for Class A Shares (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act under which the Class A Shares of each Fund are authorized to pay the Distributor for payments it makes to banks, other institutions and broker-dealers, and for expenses the Distributor and any of its affiliates or subsidiaries incur (with all of the foregoing organizations being referred to as “Service Organizations”) for providing administration, distribution or shareholder service assistance to the Funds. Payments to such Service Organizations may be made pursuant to agreements entered into with BISYS Fund Services. The Plan authorizes each Fund to make payments to the Distributor in an amount not to exceed, on an annual basis, 0.25% of the average daily net assets of Class A Shares of each such Fund.
          As required by Rule 12b-1, the Plan was approved by the initial Shareholders of each of the Funds and by the Board of Trustees, including a majority of the Trustees who are not interested persons of any of the Funds and who have no direct or indirect financial interest in the operation of the Plan (the “Independent Trustees”). The Plan may be terminated as to a Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of that Fund. Any change in the Plan that would materially increase the distribution cost to a Fund requires Shareholder approval. The Trustees review quarterly a written report of such costs and the purposes for which such costs have been incurred. The Plan may be amended by vote of the Trustees including a majority of the Independent Trustees, cast in person at a meeting called for that purpose. For so long as the Plan is in effect, selection and nomination of those Trustees who are not interested persons of the Group shall be committed to the discretion of such disinterested persons. All agreements with any person relating to the implementation of the Plan may be terminated at any time on 60 days’ written notice without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of the majority of the outstanding Shares of the Fund. The Plan will continue in effect for successive one-year periods, provided that each such continuance is specifically approved (i) by the vote of a majority of the Independent Trustees, and (ii) by a vote of a majority of the entire Board of Trustees cast in person at a meeting called for that purpose. The Board of Trustees has a duty to request and evaluate such information as may be reasonably necessary for them to make an informed determination of whether the Plan should be implemented or continued. In addition the Trustees in approving the Plan must determine that there is a reasonable likelihood that the Plan will benefit each Fund and its Shareholders.
          The Board of Trustees of the Group believes that the Plan is in the best interests of each Fund since it encourages Fund growth and maintenance of Fund assets. As a Fund grows in size, certain expenses, and therefore total expenses per Share, may be reduced and overall performance per Share may be improved.
          BISYS may enter into, from time to time, Rule 12b-1 Agreements with selected dealers pursuant to which such dealers will provide certain services in connection with the distribution of a Fund’s Shares including, but not limited to, those discussed above.
          For the fiscal year ended March 31, 2004, the Distributor received distribution fees with respect to Class A shares of the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund in the amount of $948, $247, $621 and $0, respectively, all of which were paid as compensation to dealers. For the fiscal year ended March 31, 2005, the Distributor received distribution fees with respect to Class A shares of the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund in the amount of $1,214, $341, $648 and $0, respectively, all of which were paid as compensation to dealers. For the fiscal year ended March 31, 2006, the Distributor received distribution fees with respect to Class A shares of the Signal Large Cap Growth Fund, Signal Tax-Exempt Income Fund, Signal Income Fund and Signal Money Market Fund in the amount of $1,754 $392, $891 and $0, respectively, all of which were paid as compensation to dealers.
CUSTODIAN
          The Huntington National Bank, 41 South High Street, Columbus, Ohio 43215 (the “Custodian”), has been selected to serve as the Funds’ custodian pursuant to the Custody Agreement dated as of July 1, 2002. The Custodian’s responsibilities include safeguarding and controlling the Funds’ cash and securities, handling the receipt and delivery of securities, and collecting interest and dividends on the Funds’ investments.

TRANSFER AGENCY AND FUND ACCOUNTING SERVICES
          BISYS Ohio serves as transfer agent and dividend disbursing agent (the “Transfer Agent”) for all of the Funds pursuant to the Transfer Agency Agreement dated as of July 1, 2002, as amended effective as of July 1, 2005. Pursuant to such Agreement, the Transfer Agent, among other things, performs the following services in connection with each Fund’s shareholders of record: maintenance of shareholder records for each of the Fund’s shareholders of record; processing shareholder purchase and redemption orders; processing transfers and exchanges of shares of the Funds on the shareholder files and records; processing dividend payments and reinvestments; and assistance in the mailing of shareholder reports and proxy solicitation materials. For such services the Transfer Agent receives a fee based on the number of shareholders of record.
          In addition, BISYS Ohio provides certain fund accounting services to the Funds pursuant to a Fund Accounting Agreement dated as of July 1, 2002, and amended effective as of July 1, 2005. BISYS Ohio receives a fee from each Fund for such services equal to the greater of (a) a fee computed at an annual rate of three one-hundredths of one percent (.03%) of that Fund’s average daily net assets, or (b) $50,000 minus the fee paid by such Fund under its Management and Administration Agreement with BISYS of the same date. Under such Agreement, BISYS Ohio maintains the accounting books and records for each Fund, including journals containing an itemized daily record of all purchases and sales of portfolio securities, all receipts and disbursements of cash and all other debits and credits, general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, and other required separate ledger accounts; maintains a monthly trial balance of all ledger accounts; performs certain accounting services for the Fund, including calculation of the net asset value per share, calculation of the dividend and capital gain distributions, if any, and of yield, reconciliation of cash movements with the Fund’s custodian, affirmation to the Fund’s custodian of all portfolio trades and cash settlements, verification and reconciliation with the Fund’s custodian of all daily trade activity; provides certain reports; obtains dealer quotations, prices from a pricing service or matrix prices on all portfolio securities in order to mark the portfolio to the market; and prepares an interim balance sheet, statement of income and expense, and statement of changes in net assets for each Fund.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The independent registered public accounting firm of Ernst & Young LLP performs an annual audit of the Funds’ financial statements and provides other related services. Reports of their activities are provided to the Group’s Board of Trustees.
LEGAL COUNSEL
          Dechert LLP, 1775 I Street, N.W., Washington, D.C. 20006, is counsel to the Group.

ADDITIONAL INFORMATION
DESCRIPTION OF SHARES
          The Group is a Massachusetts business trust organized on January 8, 1992. The Group’s Declaration of Trust is on file with the Secretary of State of Massachusetts. The Declaration of Trust authorizes the Board of Trustees to issue an unlimited number of shares, which are shares of beneficial interest, with a par value of $0.01 per share. The Group consists of several funds organized as separate series of shares. The Group’s Declaration of Trust authorizes the Board of Trustees to divide or redivide any unissued shares of the Group into one or more additional series by setting or changing in any one or more respects their respective preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.
          Shares have no subscription or preemptive rights and only such conversion or exchange rights as the Board of Trustees may grant in its discretion. When issued for payment as described in the Prospectus and this Statement of Additional Information, the Shares will be fully paid and non-assessable. In the event of a liquidation or dissolution of the Group, shareholders of a fund are entitled to receive the assets available for distribution belonging to that fund, and a proportionate distribution, based upon the relative asset values of the respective funds, of any general assets not belonging to any particular fund which are available for distribution.
          Rule 18f-2 under the 1940 Act provides that any matter required to be submitted to the holders of the outstanding voting securities of an investment company such as the Group shall not be deemed to have been effectively acted upon unless approved by the holders of a majority of the outstanding shares of each fund affected by the matter. For purposes of determining whether the approval of a majority of the outstanding shares of a fund will be required in connection with a matter, a fund will be deemed to be affected by a matter unless it is clear that the interests of each fund in the matter are identical, or that the matter does not affect any interest of the fund. Under Rule 18f-2, the approval of an investment advisory agreement or any change in investment policy would be effectively acted upon with respect to a fund only if approved by a majority of the outstanding shares of such fund. However, Rule 18f-2 also provides that the approval of principal underwriting contracts and the election of Trustees may be effectively acted upon by shareholders of the Group voting without regard to series.
          Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Group. However, the Declaration of Trust disclaims liability of the Shareholders, Trustees or officers of the Group for acts or obligations of the Group, which are binding only on the assets and property of the Group, and requires that notice of the disclaimer be given in each contract or obligation entered into or executed by the Group or the Trustees. The Declaration of Trust provides for indemnification out of Group property for all loss and expense of any shareholder held personally liable for the obligations of the Group. The risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Group itself would be unable to meet its obligations, and thus should be considered remote.

VOTE OF A MAJORITY OF THE OUTSTANDING SHARES
          As used in the Prospectus and this Statement of Additional Information, a “vote of a majority of the outstanding Shares” of a Fund means the affirmative vote, at a meeting of Shareholders duly called, of the lesser of (a) 67% or more of the votes of Shareholders of that Fund present at a meeting at which the holders of more than 50% of the votes attributable to Shareholders of record of that Fund are represented in person or by proxy, or (b) the holders of more than 50% of the outstanding votes of Shareholders of that Fund.
ADDITIONAL TAX INFORMATION
          Set forth below is a discussion of certain U.S. federal income tax issues concerning the Funds and the purchase, ownership, and disposition of Fund shares. This discussion does not purport to be complete or to deal with all aspects of federal income taxation that may be relevant to Shareholders in light of their particular circumstances. This discussion is based upon present provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder, and judicial and administrative ruling authorities, all of which are subject to change, which change may be retroactive. Prospective investors should consult their own tax advisors with regard to the federal tax consequences of the purchase, ownership, or disposition of Fund shares, as well as the tax consequences arising under the laws of any state, foreign country, or other taxing jurisdiction.
          Each of the Funds is treated as a separate entity for federal income tax purposes and intends each year to qualify and elect to be treated as a “regulated investment company” under the Code, for so long as such qualification is in the best interest of that Fund’s shareholders. To qualify as a regulated investment company, each Fund must, among other things: diversify its investments within certain prescribed limits; derive at least 90% of its gross income from dividends, interest, payments with respect to securities loans, and gains from the sale or other disposition of securities or foreign currencies, or other income derived with respect to its business of investing in such stock, securities, or currencies; and, distribute to its Shareholders at least 90% of its investment company taxable income for the year. In general, a Fund’s investment company taxable income will be its taxable income subject to certain adjustments and excluding the excess of any net mid-term or net long-term capital gain for the taxable year over the net short-term capital loss, if any, for such year.
          A non-deductible 4% excise tax is imposed on regulated investment companies that do not distribute in each calendar year (regardless of whether they otherwise have a non-calendar taxable year) an amount equal to 98% of their ordinary income for the calendar year plus 98% of their capital gain net income for the one-year period ending on October 31 of such calendar year. The balance of such income must be distributed during the next calendar year. If distributions during a calendar year were less than the required amount, a Fund would be subject to a non-deductible excise tax equal to 4% of the deficiency.
          Although each Fund expects to qualify as a “regulated investment company” and thus to be relieved of all or substantially all of its federal income tax liability, depending upon the extent of its activities in states and localities in which its offices are maintained, in which its agents or independent contractors are located, or in which it is otherwise deemed to be conducting business, a Fund may be subject to the tax laws of such states or localities. In addition, if for any taxable year a Fund does not qualify for the special tax treatment afforded regulated investment companies, all of its taxable income will be subject to federal tax at regular corporate rates (without any deduction for distributions to its Shareholders). In such event, dividend distributions would be taxable to Shareholders to the extent of earnings and profits, and would be eligible for the dividends received deduction for corporations.
          It is expected that each Fund will distribute annually to Shareholders all or substantially all of the Fund’s net ordinary income and net realized capital gains and that such distributed net ordinary income and distributed net realized capital gains will be taxable income to Shareholders for federal income tax purposes, even if paid in additional Shares of the Fund and not in cash.
          The excess of net long-term capital gains over short-term capital losses realized and distributed by a Fund and designated as capital gain dividends, whether paid in cash or reinvested in Fund shares, will be taxable to Shareholders. Currently effective tax legislation generally provides for a maximum tax rate for individual taxpayers of 15% on long-term capital gains and on certain qualifying dividend income. The rate reductions do not apply to corporate taxpayers. Each Fund will be able to separately designate distributions of any qualifying long-term capital gains or qualifying dividends earned by the Fund that would be eligible for the lower maximum rate. A shareholder would also have to satisfy a 60-day holding period with respect to any distributions of qualifying dividends in order to obtain the benefit of the lower rate. Distributions resulting from a Fund’s investments in bonds and other debt instruments will not generally qualify for the lower rates. Note that distributions of earnings from dividends paid by “qualified foreign corporations” can also qualify for the lower tax rates on qualifying dividends. Qualified foreign corporations are corporations incorporated in a U.S. possession, corporations whose stock is readily tradable on an established securities market in the U.S., and corporations eligible for the benefits of a comprehensive income tax treaty with the United States which satisfy certain other requirements. Foreign personal holding companies, foreign investment companies, and passive foreign investment company are not treated as “qualified foreign corporations.” Foreign tax credits associated with dividends from “qualified foreign corporations” will be limited to reflect the reduced U.S. tax on those dividends.
          The capital loss carryforwards will be available to offset future net capital gains, if any, to the extent provided by the Treasury regulations. To the extent that this carryforward is used to offset future capital gains, it is probable that these gains so offset will not be distributed to shareholders.
          Capital gains of corporations are subject to tax at the same rates applicable to ordinary income. Capital losses may be used only to offset capital gains and excess net capital loss may be carried back three years and forward five years.
          Certain corporations are entitled to a 70% dividends received deduction for distributions from certain domestic corporations. Each Fund will designate the portion of any distributions which qualify for the 70% dividends received deduction. The amount so designated may not exceed the amount received by the Fund for its taxable year that qualifies for the dividends received deduction. Because all of the Income Fund’s net investment income is expected to be derived from earned interest, it is anticipated that no distributions from that Fund will qualify for the 70% dividends received deduction.
          Foreign taxes may be imposed on a Fund by foreign countries with respect to its income from foreign securities, if any. It is expected that, because less than 50% in value of each Fund’s total assets at the end of its fiscal year will be invested in stocks or securities of foreign corporations, none of the Funds will be entitled under the Code to pass through to its Shareholders their pro rata share of the foreign taxes paid by the Fund. Any such taxes will be taken as a deduction by such Fund.
          Each Fund may be required by federal law to withhold and remit to the U.S. Treasury 28% of taxable dividends, if any, and capital gain distributions to any Shareholder, and the proceeds of redemption or the values of any exchanges of Shares of a Fund by the Shareholder, if such Shareholder (1) fails to furnish the Group with a correct taxpayer identification number, (2) under-reports dividend or interest income, or (3) fails to certify to the Group that he or she is not subject to such withholding. An individual’s taxpayer identification number is his or her Social Security number.
          Information as to the Federal income tax status of all distributions will be mailed annually to each Shareholder.
          Market Discount. If a Fund purchases a debt security at a price lower than the stated redemption price of such debt security, the excess of the stated redemption price over the purchase price is “market discount”. If the amount of market discount is more than a de minimis amount, a portion of such market discount must be included as ordinary income (not capital gain) by the Fund in each taxable year in which the Fund owns an interest in such debt security and receives a principal payment on it. In particular, the Fund will be required to allocate that principal payment first to the portion of the market discount on the debt security that has accrued but has not previously been includable in income. In general, the amount of market discount that must be included for each period is equal to the lesser of (i) the amount of market discount accruing during such period (plus any accrued market discount for prior periods not previously taken into account) or (ii) the amount of the principal payment with respect to such period. Generally, market discount accrues on a daily basis for each day the debt security is held by a Fund at a constant rate over the time remaining to the debt security’s maturity or, at the election of the Fund, at a constant yield to maturity which takes into account the semi-annual compounding of interest. Gain realized on the disposition of a market discount obligation must be recognized as ordinary interest income (not capital gain) to the extent of the “accrued market discount.”
          Original Issue Discount. Certain debt securities acquired by a Fund may be treated as debt securities that were originally issued at a discount. Very generally, original issue discount is defined as the difference between the price at which a security was issued and its stated

redemption price at maturity. Although no cash income on account of such discount is actually received by the Fund, original issue discount that accrues on a debt security in a given year generally is treated for federal income tax purposes as interest and, therefore, such income would be subject to the distribution requirements applicable to regulated investment companies. Some debt securities may be purchased by the Fund at a discount that exceeds the original issue discount on such debt securities, if any. This additional discount represents market discount for federal income tax purposes (see above).
          Options, Futures and Forward Contracts. Any regulated futures contracts and certain options (namely, non-equity options and dealer equity options) in which a Fund may invest may be “section 1256 contracts.” Gains (or losses) on these contracts generally are considered to be 60% long-term and 40% short-term capital gains or losses. Also, section 1256 contracts held by the Fund at the end of each taxable year (and on certain other dates prescribed in the Code) are “marked to market” with the result that unrealized gains or losses are treated as though they were realized.
          Transactions in options, futures and forward contracts undertaken by a Fund may result in “straddles” for federal income tax purposes. The straddle rules may affect the character of gains (or losses) realized by the Fund, and losses realized by the Fund on positions that are part of a straddle may be deferred under the straddle rules, rather than being taken into account in calculating the taxable income for the taxable year in which the losses are realized. In addition, certain carrying charges (including interest expense) associated with positions in a straddle may be required to be capitalized rather than deducted currently. Certain elections that a Fund may make with respect to its straddle positions may also affect the amount, character and timing of the recognition of gains or losses from the affected positions.
          Because only a few regulations implementing the straddle rules have been promulgated, the consequences of such transactions to a Fund are not entirely clear. The straddle rules may increase the amount of short-term capital gain realized by the Fund, which is taxed as ordinary income when distributed to Shareholders. Because application of the straddle rules may affect the character of gains or losses, defer losses and/or accelerate the recognition of gains or losses from the affected straddle positions, the amount which must be distributed to Shareholders as ordinary income or long-term capital gain may be increased or decreased substantially as compared to a fund that did not engage in such transactions.
          Constructive Sales. Certain Code provisions may affect the timing and character of gain if a Fund engages in transactions that reduce or eliminate its risk of loss with respect to appreciated financial positions. If a Fund enters into certain transactions in property while holding substantially identical property, the Fund would be treated as if it had sold and immediately repurchased the property and would be taxed on any gain (but not loss) from the constructive sale. The character of gain from a constructive sale would depend upon the Fund’s holding period in the property. Loss from a constructive sale would be recognized when the property was subsequently disposed of, and its character would depend on the Fund’s holding period and the application of various loss deferral provisions of the Code.

          Section 988 Gains or Losses. Gains or losses attributable to fluctuations in exchange rates which occur between the time a Fund accrues income or other receivables or accrues expenses or other liabilities denominated in a foreign currency and the time the Fund actually collects such receivables or pays such liabilities generally are treated as ordinary income or ordinary loss. Similarly, on disposition of some investments, including debt securities and certain forward contracts denominated in a foreign currency, gains or losses attributable to fluctuations in the value of the foreign currency between the acquisition and disposition of the position also are treated as ordinary gain or loss. These gains and losses, referred to under the Code as “section 988” gains or losses, increase or decrease the amount of the Fund’s investment company taxable income available to be distributed to its Shareholders as ordinary income. If section 988 losses exceed other investment company taxable income during a taxable year, the Fund would not be able to make any ordinary dividend distributions, or distributions made before the losses were realized would be recharacterized as a return of capital to Shareholders, rather than as an ordinary dividend, reducing each Shareholder’s basis in his or her Fund shares.
          Passive Foreign Investment Companies. A Fund may invest in shares of foreign corporations that may be classified under the Code as passive foreign investment companies (“PFICs”). In general, a foreign corporation is classified as a PFIC if at least one-half of its assets constitute investment-type assets, or 75% or more of its gross income is investment-type income. If a Fund receives a so-called “excess distribution” with respect to PFIC stock, the Fund itself may be subject to a tax on a portion of the excess distribution, whether or not the corresponding income is distributed by the Fund to Shareholders. In general, under the PFIC rules, an excess distribution is treated as having been realized ratably over the period during which the Fund held the PFIC shares. The Fund will itself be subject to tax on the portion, if any, of an excess distribution that is so allocated to prior Fund taxable years and an interest factor will be added to the tax, as if the tax had been payable in such prior taxable years. Certain distributions from a PFIC as well as gain from the sale of PFIC shares are treated as excess distributions. Excess distributions are characterized as ordinary income even though, absent application of the PFIC rules, certain excess distributions might have been classified as capital gain.
          A Fund may be eligible to elect alternative tax treatment with respect to PFIC shares. Under an election that currently is available in some circumstances, a Fund would be required to include in its gross income its share of the earnings of a PFIC on a current basis, regardless of whether distributions were received from the PFIC in a given year. If this election were made, the special rules, discussed above, relating to the taxation of excess distributions, would not apply. In addition, another election would involve marking to market the Fund’s PFIC shares at the end of each taxable year, with the result that unrealized gains would be treated as though they were realized and reported as ordinary income. Any mark-to-market losses and any loss from an actual disposition of PFIC shares would be deductible as ordinary losses to the extent of any net mark-to-market gains included in income in prior years.

PERFORMANCE CALCULATIONS
          Yields and Total Returns for the Money Market Funds
          The yield of a Money Market Fund for a seven-day period (the “base period”) will be computed by determining the net change in value (calculated as set forth below) of a hypothetical account having a balance of one share at the beginning of the period, dividing the net change in account value by the value of the account at the beginning of the base period to obtain the base period return, and multiplying the base period return by 365/7 with the resulting yield figure carried to the nearest hundredth of one percent. Net changes in value of a hypothetical account will include the value of additional Shares purchased with dividends from the original Share and dividends declared on both the original Share and any such additional Shares, but will not include realized gains or losses or unrealized appreciation or depreciation on portfolio investments. Yield may also be calculated on a compound basis (the “effective yield”) which assumes that net income is reinvested in Fund Shares at the same rate as net income is earned for the base period.
          The yield and effective yield of a Money Market Fund will vary in response to fluctuations in interest rates and in the expenses of the Fund. For comparative purposes the current and effective yields should be compared to current and effective yields offered by competing financial institutions for the same base period and calculated by the methods described below.
          The Money Market Funds may wish to publish total return figures in sales literature and other advertising materials. For a discussion of the manner in which such total return figures are calculated, see the yield and total return calculation information below.
          Yield and Total Return Calculations for Non-Money Market Funds
          Yield Calculations. Yields of each of the Funds except the Money Market Funds will be computed by dividing the net investment income per share (as described below) earned by the Fund during a 30-day (or one month) period by the maximum offering price per share on the last day of the period and annualizing the result on a semi-annual basis by adding one to the quotient, raising the sum to the power of six, subtracting one from the result and then doubling the difference. A Fund’s net investment income per share earned during the period is based on the average daily number of Shares outstanding during the period entitled to receive dividends and includes dividends and interest earned during the period minus expenses accrued for the period, net of reimbursements. This calculation can be expressed as follows:

a - b
Yield = 2 (------- + 1) to the 6th power - 1
cd

Where:	a	=	dividends and interest earned during the period.

b	=	expenses accrued for the period (net of reimbursements).

c	=	the average daily number of Shares outstanding during the period that were entitled to receive dividends.

d	=	maximum offering price per Share on the last day of the period.
          For the purpose of determining net investment income earned during the period (variable “a” in the formula), dividend income on equity securities held by a Fund is recognized by accruing 1/360 of the stated dividend rate of the security each day that the security is in that Fund. Interest earned on any debt obligations held by a Fund is calculated by computing the yield to maturity of each obligation held by that Fund based on the market value of the obligation (including actual accrued interest) at the close of business on the last Business Day of each month, or, with respect to obligations purchased during the month, the purchase price (plus actual accrued interest) and dividing the result by 360 and multiplying the quotient by the market value of the obligation (including actual accrued interest) in order to determine the interest income on the obligation for each day of the subsequent month that the obligation is held by that Fund. For purposes of this calculation, it is assumed that each month contains 30 days. The maturity of an obligation with a call provision is the next call date on which the obligation reasonably may be expected to be called or, if none, the maturity date. With respect to debt obligations purchased at a discount or premium, the formula generally calls for amortization of the discount or premium. The amortization schedule will be adjusted monthly to reflect changes in the market values of such debt obligations.
          Undeclared earned income will be subtracted from the net asset value per share (variable “d” in the formula). Undeclared earned income is the net investment income which, at the end of the base period, has not been declared as a dividend, but is reasonably expected to be and is declared as a dividend shortly thereafter.
          During any given 30-day period, the Advisor or Administrator may voluntarily waive all or a portion of its fees with respect to a Fund. Such waiver would cause the yield of that Fund to be higher than it would otherwise be in the absence of such a waiver.
          Total Return Calculations. Average annual total return is a measure of the change in value of an investment in a Fund over the period covered, which assumes any dividends or capital gains distributions are reinvested in the Fund immediately rather than paid to the investor in cash. Aggregate total return is calculated similarly to average annual total return except that the return figure is aggregated over the relevant period instead of annualized.
          The Funds compute their average annual total returns by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment. This is done by dividing the ending redeemable value of a hypothetical $1,000 initial payment by $1,000 and raising the quotient to a power equal to one divided by the number of years (or fractional portion thereof) covered by the computation and subtracting one from the result. This calculation can be expressed as follows:

ERV
Average Annual Total Return = ( --- )	1/n - 1
P

Where:	ERV	=	ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the beginning of the period.

	p	=	hypothetical initial payment of $1,000.

	n	=	period covered by the computation, expressed in terms of years.
          The Funds compute their aggregate total returns by determining the aggregate compounded rates of return during specified periods that likewise equate the initial amount invested to the ending redeemable value of such investment. The formula for calculating aggregate total return is as follows:

ERV
Aggregate Total Return = ( --- )	1/n - 1
P

Where:	ERV	=	ending redeemable value at the end of the period covered by the computation of a hypothetical $1,000 payment made at the beginning of the period.

	p	=	hypothetical initial payment of $1,000.
          The calculations of average annual total return and aggregate total return assume the reinvestment of all dividends and capital gain distributions on the reinvestment dates during the period. The ending redeemable value (variable “ERV” in each formula) is determined by assuming complete redemption of the hypothetical investment and the deduction of all nonrecurring charges at the end of the period covered by the computations.
          The Funds compute their average annual total return after taxes on distributions by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment after taxes on fund distributions but not after taxes on redemptions. This is done by dividing the ending redeemable value after taxes on fund distributions of a hypothetical $1,000 initial payment by $1,000 and raising the quotient to a power equal to one divided by the number of years (or fractional portion thereof) covered by the computation and subtracting one from the result. This calculation can be expressed as follows:

ATVD
Average Annual Total Return After Taxes	=	[------ to the 1/nth power -1]
(after taxes on distributions)		P

Where:	P	=	a hypothetical initial payment of $1,000.

	n	=	number of years.

	ATVD	=	ending value of a hypothetical $1,000 payment made at the beginning of the 1-, 5-, or 10-year periods at the end of such periods after taxes on fund distributions but not after taxes on redemption.
          The Funds compute their average annual total return after taxes on distributions and redemptions by determining the average annual compounded rates of return during specified periods that equate the initial amount invested to the ending redeemable value of such investment after taxes on fund distributions and redemptions. This is done by dividing the ending redeemable value after taxes on fund distributions and redemptions of a hypothetical $1,000 initial payment by $1,000 and raising the quotient to a power equal to one divided by the number of years (or fractional portion thereof) covered by the computation and subtracting one from the result. This calculation can be expressed as follows:

ATVDR
Average Annual Total Return After Taxes	=	[(------) to the 1/nth power -1]
(after taxes on distributions and redemptions)		P

Where:	P	=	a hypothetical initial payment of $1,000.

	n	=	number of years.

	ATVDR	=	ending value of a hypothetical $1,000 payment made at the beginning of the 1, 5, or 10-year periods at the end of such periods, after taxes on fund distributions and redemption.
          After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

PERFORMANCE COMPARISONS
          Investors may analyze the performance of the Funds by comparing them to the performance of other mutual funds or mutual fund portfolios with comparable investment objectives and policies through various mutual fund or market indices such as those prepared by Dow Jones & Co., Inc. and Standard & Poor’s Corporation and to data prepared by Lipper Analytical Services, Inc., a widely recognized independent service which monitors the performance of mutual funds. Comparisons may also be made to indices or data published in Money Magazine, Forbes, Barron’s, The Wall Street Journal, Morningstar, Inc., Ibbotson Associates, CDA/Wiesenberger, The New York Times, Business Week, U.S.A. Today and local periodicals. In addition to performance information, general information about these Funds that appears in a publication such as those mentioned above may be included in advertisements, sales literature and reports to shareholders. The Funds may also include in advertisements and reports to shareholders information discussing the performance of the Advisor in comparison to other investment advisors and to other banking institutions.
          From time to time, the Group may include the following types of information in advertisements, supplemental sales literature and reports to Shareholders: (1) discussions of general economic or financial principles (such as the effects of inflation, the power of compounding and the benefits of dollar cost averaging); (2) discussions of general economic trends; (3) presentations of statistical data to supplement such discussions; (4) descriptions of past or anticipated portfolio holdings for one or more of the Funds within the Group; (5) descriptions of investment strategies for one or more of such Funds; (6) descriptions or comparisons of various investment products, which may or may not include the Funds; (7) comparisons of investment products (including the Funds) with relevant market or industry indices or other appropriate benchmarks; (8) discussions of fund rankings or ratings by recognized rating organizations; and (9) testimonials describing the experience of persons that have invested in one or more of the Funds. The Group may also include calculations, such as hypothetical compounding examples, which describe hypothetical investment results in such communications. Such performance examples will be based on an express set of assumptions and are not indicative of the performance of any Fund.
          Current yields or total return will fluctuate from time to time and are not necessarily representative of future results. Accordingly, a Fund’s yield or total return may not provide for comparison with bank deposits or other investments that pay a fixed return for a stated period of time. Yield and total return are functions of a Fund’s quality, composition and maturity, as well as expenses allocated to such Fund. Fees imposed upon Customer accounts by the Advisor or its affiliated or correspondent banks for cash management services will reduce a Fund’s effective yield and total return to Customers.
PRINCIPAL SHAREHOLDERS
          As of July 5, 2006, no persons or entities owned beneficially or of record 5% or more of the Signal Large Cap Growth Fund’s outstanding shares, except: (i) with respect to Class A Shares - Pershing LLC, One Pershing Plaza, Jersey City, New Jersey 07399 which owned of record 94.07%; and (ii) with respect to Class I Shares - OL Trust & Co., P.O. Box 966, Evansville, Indiana, 47706-0966 which owned of record 98.44%.
          As of July 5, 2006, no persons or entities owned beneficially or of record 5% or more of the Signal Tax-Exempt Income Fund’s outstanding shares, except: (i) with respect to Class A Shares - Pershing LLC, One Pershing Plaza, Jersey City, New Jersey 07399 which owned of record 100.00%; and (ii) with respect to Class I Shares - OL Trust & Co., P.O. Box 966, Evansville, Indiana 47706-0966, which owned of record 99.34%.
          As of July 5, 2006, no persons or entities owned beneficially or of record 5% or more of the Signal Income Fund’s outstanding shares, except: (i) with respect to Class A Shares - Pershing LLC, One Pershing Plaza, Jersey City, New Jersey 07399, which owned of record 100.00%; and (ii) with respect to Class I Shares - OL Trust & Co., P.O. Box 966, Evansville, Indiana 47706-0966, which owned of record 99.67%.
          As of July 5, 2006, no persons or entities owned beneficially or of record 5% or more of the Signal Money Market Fund’s outstanding shares, except: (i) with respect to Class I Shares - OL Trust & Co., P.O. Box 966, Evansville, Indiana, which owned of record 99.99%.
PROXY VOTING
          The Board of Trustees of the Group has adopted a proxy voting policy and procedure (the “Group Policy”), pursuant to which the Trustees have delegated proxy voting responsibility to the Advisor and adopted the Advisor’s proxy voting policies and procedures (the “Policy”) which are described below. The Trustees will review each Fund’s proxy voting records from time to time and will annually consider approving the Policy for the upcoming year. In the event that a conflict of interest arises between the Fund’s Shareholders and the Advisor or any of its affiliates or any affiliate of the Fund, the Advisor will generally refrain from voting the proxies related to the companies giving rise to such conflict until it consults with the Board of Trustees. A Committee of the Board with responsibility for proxy oversight will instruct the Advisor on the appropriate course of action.
          The Policy is designed to promote accountability of a company’s management to its shareholders and to align the interests of management with those shareholders. The Advisor generally reviews each matter on a case-by-case basis in order to make a determination of how to vote in a manner that best serves the interests of Fund shareholders. The Advisor may abstain from voting from time to time where it determines that the costs associated with voting a proxy outweigh the benefits derived from exercising the right to vote. In addition, the Advisor will monitor situations that may result in a conflict of interest between a Fund’s shareholders and the Advisor or any of its affiliate or any affiliate of a Fund by maintaining a list of significant existing and prospective corporate clients. Information on how the Funds voted proxies relating to portfolio securities during the 12 month periods ended June 30th each year is available (1) without charge, upon request, by calling 1-888-426-9709, and (2) on the Funds’ Form N-PX on the Securities and Exchange Commission’s website at http://www.sec.gov.

DISCLOSURE OF FUND PORTFOLIO HOLDINGS
          The Board of Trustees has adopted policies and procedures for the public and nonpublic disclosure of the Funds’ portfolio securities. A complete list of the Funds’ portfolio holdings is made publicly available on a quarterly basis through filings made with the SEC on Forms N-CSR and N-Q. As a general matter, in order to protect the confidentiality of the Funds’ portfolio holdings, no information concerning the portfolio holdings of the Funds may be disclosed to any unaffiliated third party except: (1) to service providers that require such information in the course of performing their duties (such as the Funds’ custodian, fund accountants, investment adviser, administrator, independent registered public accounting firm, attorneys, officers and trustees and each of their respective affiliates and advisors) and are subject to a duty of confidentiality; (2) in marketing materials, provided that the information regarding the portfolio holdings contained therein is at least fifteen days old; or (3) pursuant to certain enumerated exceptions that serve a legitimate business purpose. These exceptions include: (1) disclosure of portfolio holdings only after such information has been publicly disclosed, and (2) to third-party vendors, such as Morningstar Investment Services, Inc. and Lipper Analytical Services that (a) agree to not distribute the portfolio holdings or results of the analysis to third parties, other departments or persons who are likely to use the information for purposes of purchasing or selling the Funds before the portfolio holdings or results of the analysis become publicly available; and (b) sign a written confidentiality agreement, or where the Board of Trustees has determined that the polices of the recipient are adequate to protect the information that is disclosed. The confidentiality agreement must provide, among other things, that the recipient of the portfolio holdings information agrees to limit access to the portfolio information to its employees (and agents) who, on a need to know basis, are (1) authorized to have access to the portfolio holdings information and (2) subject to confidentiality obligations, including duties not to trade on non-public information, no less restrictive than the confidentiality obligations contained in the confidentiality agreement. Such disclosures must be authorized by the President or Chief Compliance Officer of the Advisor and shall be reported periodically to the Board.
          Neither the Funds nor the Advisor may enter into any arrangement providing for the disclosure of non-public portfolio holding information for the receipt of compensation or benefit of any kind. Any exceptions to the policies and procedures may only be made by the consent of a majority of the Board of Trustees upon a determination that such disclosure serves a legitimate business purpose and is in the best interests of the Funds. Any amendments to these policies and procedures must be approved and adopted by the Board of Trustees. The Board may, on a case-by-case basis, impose additional restrictions on the dissemination of portfolio holdings information beyond those found in the policies and procedures, as necessary.
MISCELLANEOUS
          Individual Trustees are generally elected by the Shareholders and, subject to removal by the vote of two-thirds of the Board of Trustees, serve for a term lasting until the next meeting of shareholders at which Trustees are elected. Such meetings are not required to be held at any specific intervals. Generally, shareholders owning not less than 20% of the outstanding shares of the Group entitled to vote may cause the Trustees to call a special meeting. However, the Group has represented to the Commission that the Trustees will call a special meeting for the purpose of considering the removal of one or more Trustees upon written request therefor from shareholders owning not less than 10% of the outstanding votes of the Group entitled to vote. At such a meeting, a quorum of shareholders (constituting a majority of votes attributable to all outstanding shares of the Group), by majority vote, has the power to remove one or more Trustees.
          The Group is registered with the Commission as a management investment company. Such registration does not involve supervision by the Commission of the management or policies of the Group.
          The Prospectuses and this Statement of Additional Information omit certain of the information contained in the Registration Statement filed with the Commission. Copies of such information may be obtained from the Commission upon payment of the prescribed fee.
          The Prospectuses and this Statement of Additional Information are not an offering of the securities herein described in any state in which such offering may not lawfully be made. No salesperson, dealer, or other person is authorized to give any information or make any representation other than those contained in the Prospectus and this Statement of Additional Information.
FINANCIAL STATEMENTS
          The financial statements of the Funds appearing in the Annual Report to Shareholders for the year ended March 31, 2006 have been audited by Ernst & Young LLP, the Funds’ independent registered public accounting firm, as set forth in their report thereon. Such financial statements are incorporated herein by reference.

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